                    METLIFE INSURANCE COMPANY OF CONNECTICUT
            METLIFE OF CT SEPARATE ACCOUNT QPN FOR VARIABLE ANNUITIES
                       UNALLOCATED GROUP VARIABLE ANNUITY
                         SUPPLEMENT DATED JUNE 21, 2007
                                       TO
                         PROSPECTUS DATED APRIL 30, 2007


The following information supplements, and to the extent inconsistent therewith, replaces the information in the prospectus. Please retain this supplement and keep it with the prospectus for future reference.

The fees for the Dreyfus Variable Investment Fund Appreciation Portfolio -- Initial Share, Dreyfus Variable Investment Fund Developing Leaders Portfolio -- Initial Share, Legg Mason Partners Variable Appreciation Portfolio -- Class I, Legg Mason Partners Variable Capital and Income Portfolio -- Class I, Legg Mason Partners Variable Fundamental Value Portfolio -- Class I, and Total Return Portfolio -- Administrative Class stated in the Fee Table Chapter, under the table entitled "Underlying Fund Fees and Expenses", are replaced with the following:

                                                                                                        CONTRACTUAL
                                                             DISTRIBUTION                 TOTAL         FEE               NET TOTAL
                                                             AND/OR                       ANNUAL        WAIVER AND/OR     ANNUAL
                                               MANAGEMENT    SERVICE          OTHER       OPERATING     EXPENSE           OPERATING
UNDERLYING FUND:                               FEE           (12B-1) FEES     EXPENSES    EXPENSES      REIMBURSEMENT     EXPENSES
------------------------------------------------------------------------------------------------------------------------------------
DREYFUS VARIABLE INVESTMENT FUND- INITIAL
SHARES
   Dreyfus Variable investment Fund
   Appreciation Portfolio                         0.75%             --          0.07%          0.82%            --          0.82%
   Dreyfus Variable Investment Fund
   Developing Leaders Portfolio**                 0.75%             --          0.09%          0.84%            --          0.84%
LEGG MASON PARTNERS VARIABLE EQUITY
    TRUST
   Legg Mason Partners Variable
   Appreciation
   Portfolio -- Class I                           0.70%             --          0.02%          0.72%            --          0.72%(z)
    Legg Mason Partners Variable Capital and
    Income Portfolio -- Class I +                 0.75%             --          0.08%          0.83%            --          0.83%
    Legg Mason Partners Variable Fundamental
    Value Portfolio- Class I                      0.75%             --          0.02%          0.77%            --          0.77%
PIMCO VARIABLE INSURANCE TRUST -
ADMINISTRATIVE CLASS
   Total Return Portfolio                         0.25%             --          0.40%          0.65%            --          0.65%

(z) Other Expenses include 0.01% of "Acquired Fund Fees and Expenses," which are fees and expenses attributable to underlying portfolios in which the Portfolio invested during the preceding fiscal year.





If you would like another copy of the prospectus, write to us at 185 Asylum Street, 3 CP, Hartford, CT 06103-3415 or call us at (800) 842-9406 to request a free copy.

Book 94                                                               June, 2007